EXHIBIT 10.1

AMENDED AND RESTATED

CREDIT AGREEMENT

among

FIRST CASH FINANCIAL SERVICES, INC.

as Borrower,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent and Lender,

and

THE OTHER LENDERS PARTY HERETO

JPMORGAN CHASE BANK, N.A.

as Lead Arranger and Sole Bookrunner

September 11, 2012

TABLE OF CONTENTS
 Page

ARTICLE I - DEFINITIONS		1
1.1	Defined Terms	1
1.2.	Other Interpretive Provisions	13
1.3	Accounting Terms.	14
1.4	Rounding.	14
1.5.	References to Agreements and Laws.	14

ARTICLE II - THE CREDITS		14
2.1.	Commitment	14
2.2.	Required Payments; Termination	14
2.3.	Ratable Loans	14
2.4.	Types of Advances	14
2.5.	Commitment Fee; Reductions in Aggregate Commitment; Closing Fee	14
2.6.	Minimum Amount of Each Advance	15
2.7.	Optional Principal Payments	15
2.8.	Method of Selecting Types and Interest Periods for New Advances	15
2.9.	Conversion and Continuation of Outstanding Advances	15
2.10.	Changes in Interest Rate; Applicable Rate.	16
2.11.	Rates Applicable After Default	16
2.12.	Method of Payment	16
2.13.	Noteless Agreement; Evidence of Indebtedness	16
2.14.	Telephonic Notices	17
2.15.	Interest Payment Dates; Interest and Fee Basis	17
2.16.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	17
2.17.	Lending Installations	17
2.18.	Non-Receipt of Funds by the Agent	17
2.19.	Letters of Credit	18

ARTICLE III - YIELD PROTECTION; TAXES		23
3.1.	Yield Protection	23
3.2.	Changes in Capital Adequacy Regulations	23
3.3.	Intentionally Omitted	23
3.4.	Funding Indemnification	23
3.5.	Taxes	23
3.6	Inability to Determine Interest Rate	26

ARTICLE IV - CONDITIONS PRECEDENT		26
4.1.	Initial Advance	26
4.2.	Each Advance	27

ARTICLE V - REPRESENTATIONS AND WARRANTIES		27
5.1.	Existence and Standing	27
5.2.	Authorization and Validity	27
5.3.	No Conflict; Government Consent	27
5.4.	Financial Statements	28
5.5.	Material Adverse Change	28
5.6.	Taxes	28
5.7.	Litigation and Contingent Obligations	28
5.8.	Subsidiaries	28
5.9.	ERISA	28

5.10.	Accuracy of Information	28
5.11.	Regulation U	28
5.12.	Material Agreements	28
5.13.	Compliance With Laws	29
5.14.	Ownership of Properties	29
5.15.	Plan Assets; Prohibited Transactions	29
5.16.	Environmental Matters	29
5.17.	Subordinated Indebtedness	29
5.18.	Insurance	29

ARTICLE VI - COVENANTS		29
6.1.	Financial Reporting	29
6.2.	Use of Proceeds	30
6.3.	Notice of Default	30
6.4.	Conduct of Business	30
6.5.	Taxes	30
6.6.	Insurance	31
6.7.	Compliance with Laws	31
6.8.	Maintenance of Properties	31
6.9.	Inspection	31
6.10.	Depository	31
6.11.	Indebtedness	31
6.12.	Merger	31
6.13.	Sale of Assets	31
6.14.	Investments and Acquisitions	31
6.15.	Liens	32
6.16.	Loans	32
6.17.	Affiliates	32
6.18.	Judgments	32
6.19.	Financial Covenants	33
6.20.	Subsidiaries as Guarantors	33

ARTICLE VII - DEFAULTS		33
7.1.	Misrepresentations	33
7.2.	Nonpayment of Obligations	33
7.3.	Breach of Article VI Covenants	33
7.4.	Breach of Other Covenants	33
7.5.	Voluntary Debtor Relief	34
7.6.	Involuntary Debtor Relief	34
7.7.	Other Promissory Notes and Agreements	34
7.8.	Environmental Problems	34
7.9.	Default Under Other Loan Documents	34
7.10.	Invalidity of Guaranty	34
7.11	Change in Control	34

ARTICLE VIII - ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		34
8.1.	Acceleration	34
8.2.	Amendments	35
8.3.	Preservation of Rights	35

ARTICLE IX - GENERAL PROVISIONS		36
9.1.	Survival of Representations	36
9.2.	Governmental Regulation	36

9.3.	Headings	36
9.4.	Entire Agreement	36
9.5.	Several Obligations; Benefits of this Agreement	36
9.6.	Expenses; Indemnification	36
9.7.	Numbers of Documents	37
9.8.	Accounting	37
9.9.	Severability of Provisions	37
9.10.	Nonliability of Lenders	37
9.11.	Confidentiality	37
9.12.	Nonreliance	37
9.13	Prior Agreement, Security Interests, and Liens	37
9.14	USA PATRIOT ACT NOTIFICATION	37
9.15.	Embargoed Person	38

ARTICLE X - THE AGENT		38
10.1.	Appointment; Nature of Relationship	38
10.2.	Powers	39
10.3.	General Immunity	39
10.4.	No Responsibility for Loans, Recitals, etc.	39
10.5.	Action on Instructions of Lenders	39
10.6.	Employment of Agents and Counsel	39
10.7.	Reliance on Documents; Counsel	39
10.8.	Agent's Reimbursement and Indemnification	40
10.9.	Notice of Default	40
10.10.	Rights as a Lender	40
10.11.	Lender Credit Decision	40
10.12.	Successor Agent	40
10.13.	Agent's Fee	41
10.14.	Delegation to Affiliates	41
10.15.	Collateral Releases	41

ARTICLE XI - SETOFF; RATABLE PAYMENTS		41
11.1.	Setoff	41
11.2.	Ratable Payments	41

ARTICLE XII - BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		42
12.1.	Successors and Assigns	42
12.2.	Participations	42
12.3.	Successors and Assigns	43
12.4.	Dissemination of Information	45

ARTICLE XIII - NOTICES		45
13.1.	Notices	45
13.2.	Change of Address	45

ARTICLE XIV - COUNTERPARTS		45

ARTICLE XV - CHOICE OF LAW; CONSENT TO JURISDICTION;WAIVER OF JURY TRIAL; MAXIMUM RATE		46
15.1.	CHOICE OF LAW	46
15.2.	CONSENT TO JURISDICTION	46
15.3.	WAIVER OF JURY TRIAL	46
15.4	MAXIMUM RATE	46

ARTICLE XVI - LOAN GUARANTY		47
16.1	Guaranty	47
16.2.	Guaranty of Payment.	48
16.3.	No Discharge or Diminishment of Loan Guaranty	48
16.4.	Defenses Waived.	48
16.5.	Rights of Subrogation.	49
16.6.	Reinstatement; Stay of Acceleration	49
16.7.	Information.	49
16.8.	Termination.	49
16.9.	Taxes.	49
16.10.	Maximum Liability.	49
16.11.	Contribution.	50
16.12.	Liability Cumulative	50
16.13.	Entire Agreement	50

ARTICLE XVII - STATUTE OF FRAUDS NOTICE		50
17.1	STATUTE OF FRAUDS NOTICE	50

LIST OF SCHEDULES, EXHIBITS, AND APPENDIX

Exhibit "A"	-	Compliance Certificate
Exhibit "B"	-	Joinder Agreement
Exhibit "C"	-	Assignment and Assumption
Exhibit "D"	-	Loan/Credit Related Money Transfer Instruction
Exhibit "E"	-	Promissory Note
Exhibit "F"	-	Counsel's Opinion

Schedule 1	-	Subsidiaries and Other Investments
Schedule 2	-	Indebtedness and Liens
Schedule 3	-	Commitments and Pro Rata Shares

v

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of September 11, 2012, is among FIRST CASH FINANCIAL SERVICES, INC., the Loan Parties, the Lenders, and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender.

The Borrower has requested that the Lenders (which shall include the Agent) provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1           Defined Terms.  As used in this Agreement:

"Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

AAcquisition Investment@ means any acquisition by Borrower or any Subsidiary of all or substantially all the assets of, or shares or other equity interests in, a Person or of a division or line of business of a Person or other significant assets of a Person (other than inventory, leases, materials, and equipment in the ordinary course of business) which Person maintains its principal place of business in the United States.

"Adjusted LIBO Rate" means, with respect to any Eurodollar Advance for any Interest Period or for any CBFR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Adjusted One Month LIBOR Rate" means an interest rate per annum equal to the sum of (i) 2.5% per annum plus (ii) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Agent.

"Advance" means a borrowing hereunder, (a) made by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

"Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

"Agent" means JPMorgan Chase Bank, N.A. in its capacity as Administrative Agent and contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

AAgent-Related Persons@ means the Agent (including any successor agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

"Aggregate Commitment" means the aggregate of the Commitments of all Lenders, as increased and/or reduced from time to time pursuant to the terms hereof, which as of September 11, 2012 shall be equal to One Hundred Seventy-Five Million and no/100 Dollars ($175,000,000.00).

"Agreement" means this Amended and Restated Credit Agreement, as it may be amended or modified and in effect from time to time.

"Agreement Accounting Principles" means GAAP applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

"Applicable Rate" means, for any day, with respect to any Loan, the applicable rate per annum set forth below under the caption "Revolver CBFR Spread," "Revolver Eurodollar Spread"  or "Commitment Fee Rate," as the case may be.

Revolver CBFR Spread	Revolver Eurodollar Spread	Commitment Fee Rate
(50.0) bps	200 bps	37.5 bps

"Approved Fund" has the meaning assigned to such term in Section 12.3.

"Article" means an article of this Agreement unless another document is specifically referenced.

"Authorized Officer" means Rick L. Wessel and R. Douglas Orr as designated authorized representatives (as set forth on the signature pages of this Agreement) of Borrower and each Subsidiary.

"Banking Services" means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, "commercial credit cards" and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

"Banking Services Obligations" of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

"Borrower" means First Cash Financial Services, Inc., a Delaware corporation.

"Borrowing Date" means a date on which an Advance is made hereunder.

"Borrowing Notice" has the meaning assigned to such term in Section 2.8.
"Business Day@ means any day that is not a Saturday, Sunday or other day on which commercial banks in Fort Worth, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

"Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"Cash Equivalent Investments@ means (a) United States Dollar denominated time deposits and certificates of deposit of (i) any Lender, or (ii) any bank (other than the Lenders) whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof, in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (b) investments, classified in accordance with GAAP as current assets in money market investment programs registered under and in compliance with the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000.00, (c)  mutual funds, administered by reputable financial institutions having capital of at least $100,000,000.00 and registered under and in compliance with the Investment Company Act of 1940, that invest in and direct investments in obligations of any state of the United States or any political subdivision thereof or municipality thereof the interest with respect to which is exempt from federal income taxation under Section 103 of the Code and rated A-1 or higher, or AA or higher by Standard and Poor's Corporation, or P-1 or higher, or Aa or higher by Moody=s Investors Services, and (d) auction rate floaters and similar short term (one [1] to sixty [60] day maturities) gilt edge investments in pools of bonds whose income is exempt from federal taxation, which are issued by entities that are rated in the highest rating category of Standard and Poor's Corporation and/or Moody's Investors Service.

ACB Floating Rate@ means the Prime Rate; provided that the CB Floating Rate shall never be less than the Adjusted One Month LIBOR Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day).  Any change in the CB Floating Rate due to a change in the Prime Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

ACB Floating Rate Advance@ means any Advance when and to the extent that its interest rate is determined by reference to the CB Floating Rate.

"CBFR," when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the CB Floating Rate.

AChange in Control@ means, with respect to the Borrower, an event or series of events by which (a) any >person= or >group= (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the >beneficial owner= (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have >beneficial ownership= of all capital stock that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the capital stock of the Borrower, or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of such board on the first (1st) day of such period, (ii) whose election or nomination to such board was approved by individuals referred to in Subsection (i) above constituting at the time of such election or nomination at least a majority of such board, or (iii) whose election or nomination to such board was approved by individuals referred to in Subsections (i) and (ii) above constituting at the time of such election or nomination at least a majority of such board.

"Change in Deferred Taxes" means an amount equal to Deferred Income Tax Liability on the last day of the subject test period less Deferred Income Tax Liability as of the first day of the subject test period.

"Change in Law" means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the L/C Issuer (or by any lending office of such Lender or by such Lender's or the Agent's holding company (if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case arising under clauses (x) or (y) be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

"Chase" means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

"Closing Date" means September 11, 2012.

"Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Commitment" means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth in Schedule 3, as such amount may be modified from time to time pursuant to the terms hereof.

"Consolidated EBITDA" means Consolidated Net Income (excluding all extraordinary items and a net gain or loss, in the aggregate of $50,000.00 or more incurred on the sale of assets) plus, to the extent deducted from revenues in determining Consolidated Net Income, (a) Consolidated Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation, and (d) amortization or charge off of intangible assets, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

"Consolidated Funded Indebtedness" means, at the time in question,  the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.  For purposes of this definition, the term AIndebtedness@ shall include the Revolving Principal Balance but exclude Indebtedness described in Subsections (g) and (i)  in the below definition of Indebtedness.

"Consolidated Indebtedness" means, at the time in question, the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

"Consolidated Interest Expense" means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

"Consolidated Net Income@ means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

"Consolidated Tangible Net Worth@ means, at any time in question, the consolidated stockholders' equity of the Borrower and its Subsidiaries (minus all intangible assets), calculated on a consolidated basis as of such time.

"Consolidated Rentals" means, with reference to any period, the Rentals of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

"Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

"Conversion/Continuation Notice" has the meaning assigned to such term in Section 2.9.

"Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

"Current Maturities of Long Term Debt" means that portion of the long term debt of the Borrower and its Subsidiaries, on a consolidated basis, and that portion of the Capitalized Lease Obligations of the Borrower and its Subsidiaries, on a consolidated basis, which will be due in the twelve (12) months immediately following any date of computation of Current Maturities of Long Term Debt in accordance with Agreement Accounting Principles, but excluding balloon payments of long term debt due at maturity, unless it is reasonably contemplated that such balloon payment will be paid.

"Default" means an event described in Article VII.

"Deferred Income Tax Liability" means, as to the Borrower, a liability recognized for temporary differences that will result in net taxable amounts in future years as further described and reported in Borrower=s periodic financial statements as "Deferred Income Taxes."

"Embargoed Person" has the meaning assigned to it in Section 9.15.

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"Eurodollar," when used in reference to any Advance or Loan (other than a CBFR Advance), refers to whether such Loan, or the Loans comprising such Advance, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

"Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.11, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such-Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 3.5 and (d) any U.S. Federal withholding Taxes imposed under FACTA.

"Exhibit" refers to  a specific exhibit to this Agreement, unless another document is specifically referenced.

"Executive Order" has the meaning assigned to such term in Section 9.15.

"Facility Termination Date" means February 28, 2015, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

"FATCA" means the Foreign Account Tax Compliance Act contained in Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

"Fixed Charge Coverage Ratio" means (a) for each compliance reporting period ending in calendar year 2012, for the preceding four (4) fiscal quarters, the ratio of (i) Consolidated Net Income plus Consolidated Interest Expense plus Change in Deferred Taxes plus Consolidated Rentals less cash dividends less Stock Repurchases since January 1, 2012 to (ii) Current Maturities of Long Term Debt plus Consolidated Interest Expense, plus Consolidated Rentals, and (b) for each compliance reporting period ending after December 31, 2012, for the preceding four (4) fiscal quarters, the ratio of (y) Consolidated Net Income plus Consolidated Interest Expense plus Change in Deferred Taxes plus Consolidated Rentals less cash dividends less stock repurchases to (z) Current Maturities of Long Term Debt plus Consolidated Interest Expense, plus Consolidated Rentals.

"Foreign Assets Control Regulations" has the meaning assigned to it in Section 9.15.

"Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
"GAAP" means generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Account Principles Board of the American Institute of Certificate Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question; and the requisite that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, except to the extent that a deviation therefrom is expressly permitted by this Agreement.
AGovernmental Authority@ means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

"Guarantee" of or by any Person (the "guarantor") means any obligation (or the incurrence of any obligation), contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation (or the incurrence of any obligation) of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Guaranteed Obligations" has the meaning assigned to such term in Section 16.1.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, and (k) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Loan Document and (b) Other Taxes.

"Ineligible Institution" has the meaning assigned to it in Section 12.3.

"Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, or three months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, or three months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, or third succeeding month, such Interest Period shall end on the last Business Day of such next, second or third succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

"Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by  such Person.

"Joinder Agreement" means a Joinder Agreement in substantially the form of Exhibit B.

"Laws" means all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any city or municipality, state, commonwealth, nation, country, territory, possession, or any Tribunal.

AL/C Advance@ means, with respect to each Lender, such Lender=s participation in any L/C Borrowing in accordance with its Pro Rata Share.

AL/C Borrowing@ means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a CB Floating Rate Advance.

AL/C Credit Extension@ means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

AL/C Issuer@ means Chase in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, provided, however, that there shall only be one L/C Issuer at any one time hereunder.

"L/C Obligations@ means, as of any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit, plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

"Lenders@ means, collectively, JPMorgan Chase Bank, N.A. (herein a/k/a Agent),  Wells Fargo Bank, National Association, Texas Capital Bank, National Association, BOKF, N.A. d/b/a Bank of Texas, and Amegy Bank National Association.

"Lending Installation" means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or otherwise selected by such Lender or the Agent pursuant to Section 2.17.

ALetter of Credit@ means any standby letter of credit issued hereunder.

ALetter of Credit Application@ means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

ALetter of Credit Expiration Date@ means the earlier of (a) the day that is on or before the Facility Termination Date (or, if such day is not a Business Day, the next preceding Business Day), or (b) one year after the date of such Letter of Credit.

"Letter of Credit Sublimit" means, with regard to the Letters of Credit, the aggregate amount of $20,000,000.00.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitment.

"Leverage Ratio" means the ratio of (a) Consolidated Funded Indebtedness (including Subordinated Indebtedness)  to (b) Consolidated EBITDA (as of the end of each fiscal quarter for the preceding four fiscal quarters).

"LIBO Rate"  means, with respect to any Eurodollar Advance for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Advance for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.  Notwithstanding the above, to the extent that "LIBO Rate" or "Adjusted LIBO Rate" is used in connection with a CBFR Advance, such rate shall be determined as modified by the definition of Adjusted One Month LIBOR Rate.

"Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

"Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or any conversion or continuation thereof).

"Loan Documents@ means this Agreement, all Notes issued pursuant to Section 2.13, all Letters of Credit issued pursuant to Section 2.19, all Letter of Credit Applications, the Loan Guaranty, any Swap Agreement between Borrower and a Lender, and such other agreements and documents, any amendments or supplements thereto or modifications thereof executed or delivered pursuant to the terms of this Agreement.

"Loan Guarantor" means each Loan Party (other than the Borrower).

"Loan Guaranty" means Article XVI of this Agreement and, as applicable, each separate Guarantee, in form and substance satisfactory to the Agent, delivered by each Loan Guarantor that is a foreign Subsidiary, as it may be amended or modified and in effect from time to time.

"Loan Parties" means the Borrower, the Borrower's Subsidiaries and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns.

"Loan Party" means any one of the Loan Parties.

"LTS" means LTS, Incorporated., a Colorado corporation.

"LTS Loan" means the indebtedness evidenced by the LTS Note.

"LTS Note" means, collectively, (a) the Promissory Note dated September ___, 2012, in the original principal amount of $4,250,000.00 executed by Borrower and payable to the order of Shane Nowak, and (b) the Promissory Note dated September ___, 2012, in the original principal amount of $4,250,000.00 executed by Borrower and payable to the order of David Jensen.

"Material Adverse Effect" means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

"Maximum Rate" means has the meaning assigned to such term in Section 15.4.

"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"Notes" means all of the promissory notes issued at the request of Lenders pursuant to Section 2.13 in the form of Exhibit E and "Note" means any one of the Notes.

"Obligations@ means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (including, but not limited to, L/C Obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

"OFAC" means the Office of Foreign Assets Control of the United States Department of the Treasury.

"Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan Document.

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar other Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

AOutstanding Amount@ means (a) with respect to Advances on any date, the Revolving Principal Balance after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

"Participants" has the meaning assigned to such term in Section 12.2(a).

"Payment Date" means October 1, 2012, and the first day of every third calendar month thereafter.
"PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by the Agent as its prime rate at its offices at 270 Park Avenue in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Principal Office" means the Agent's office at JPMorgan Chase Bank, N.A., 420 Throckmorton Street, 4th Floor, Fort Worth, Texas 76102.

"Prior Agreement" means the Amended and Restated Credit Agreement dated April 30, 2010, among the Borrower, the Agent and a certain other Lender, as amended or supplemented to the date hereof.

"Prohibited Person" means any Person (a) listed in the Annex to the Executive Order or identified pursuant to Section 1 of the Executive Order; (b) is owned or controlled by, or acting for or on behalf of, any Person listed in the Annex to the Executive Order or identified pursuant to the provisions of Section 1 of the Executive Order; (c) with whom a Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or anti-laundering law, including the Executive Order; (d) who commits, threatens, conspires to commit, or support "terrorism" as defined in the Executive Order; (e) who is named as a "Specially designated national or blocked person" on the most current list published by the OFAC at its official website, at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf or any replacement website or other replacement official publication of such list; or (f) who is owned or controlled by a Person listed above in clause (c) or (d).

"Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

APro Rata Share@ means, with respect to each Lender, the percentage (carried out to the seventh decimal place) of the Aggregate Commitment set forth opposite the name of such Lender on Schedule 3, as such share may be adjusted as contemplated herein.

"Recipient" means, as applicable, (a) the Agent, (b) any Lender, and (c) the L/C Issuer.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

"Rentals" of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

"Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

"Reports" has the meaning assigned to such term in Section 9.6.

"Required Lenders" means, at any time, Lenders having Commitments representing at least 66-2/3% of the sum of the Aggregate Commitment at such time if there are more than two Lenders; provided that, if there are only two Lenders, Required Lenders shall mean both Lenders.

"Revolving Principal Balance" means the aggregate unpaid principal balance of the Notes at the time in question.

"Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

"Section" means a numbered section of this Agreement, unless another document is specifically referenced.

"Secured Obligations" means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Obligations owing to one or more Lenders or their respective Affiliates.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Stock Repurchases" means the dollar amount expended by the Borrower to acquire or retire any of its capital stock.

ASubordinated Indebtedness@ of a Person means any Indebtedness of such Person, permitted by all of the Lenders, the payment of which is subordinated to payment of the Obligations on terms which are satisfactory to all of the Lenders including, but not limited to, the Subordinated Indebtedness described in Schedule 2.

"Subsidiary@ of a Person means (a) any corporation, 49% or more of the outstanding securities having ordinary voting power, of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its subsidiaries or by such Person and one or more of its subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization, 50% or more of the ownership interests having ordinary voting power, of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a >Subsidiary= shall mean a Subsidiary of the Borrower.  As of the Closing Date, there are no Subsidiaries except those listed on Schedule 1 attached.

"Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as of the beginning of the twelve-month period ending with the month in which such determination is made, or (b) is responsible for more than 10% of the Consolidated EBITDA as reflected in the financial statements referred to in clause (a) above.

"Swap Agreement" means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

"Swap Obligations" of a Loan Party means any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

"Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

"Trading with the Enemy Act" has the meaning assigned to it in Section 9.15.

"Transferee" is defined in Section 12.4.

"Type" means, with respect to any Advance, its nature as a CB Floating Rate Advance or a Eurodollar Advance.

"Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

AUnreimbursed Amount@ has the meaning set forth in Section 2.19(c)(i).

"U.S. Person" means a "United States person" within the meaning of Section 7701(a)(30) of the Code.

1.2.           Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)	(i)	The words Aherein@ and Ahereunder@ and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           The term Aincluding@ is by way of example and not limitation.

(iii)           The term Adocuments@ includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(c)           In the computation of periods of time from a specified date to a later specified date, the word Afrom@ means Afrom and including;@ the words Ato@ and Auntil@ each mean Ato but excluding;@ and the word Athrough@ means Ato and including.@

(d)           Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.3           Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, Agreement Accounting Principles, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements, except as otherwise specifically prescribed herein.

1.4           Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5.           References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II

THE CREDITS

2.1.           Commitment.  From and including the Closing Date and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date.  The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.2.           Required Payments; Termination.  Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

2.3.           Ratable Loans.  Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment (the Pro Rata Shares).

2.4.           Types of Advances.  The Advances may be CB Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9; provided, however, no more than six (6) Eurodollar Loans may be outstanding at any one time.

2.5.           Commitment Fee; Reductions in Aggregate Commitment; Closing Fee.

(a)           The Borrower agrees to pay to the Agent for the account of each Lender in accordance with its Pro Rata Share a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitment exceeds the sum of (i) the Outstanding Amount of Advances, and (ii) the Outstanding Amount of L/C Obligations, payable quarterly in arrears on the fifteenth (15th) day following the last day of each of the Borrower=s fiscal quarters hereafter and on the Facility Termination Date.  The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000.00, upon at least five Business Days= written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances and L/C Obligations.  All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

(b)           The Borrower agrees to pay to the Agent, on or before the Closing Date, for the account of each Lender in accordance with its Pro Rata Share a closing fee equal to one-fourth of one percent (.25%) times $75,000,000.00.

2.6.           Minimum Amount of Each Advance.  Each Eurodollar Advance shall be in the minimum amount of $100,000.00 (and in multiples of $100,000.00 if in excess thereof), and each CB Floating Rate Advance shall be in the minimum amount of $25,000.00 (and in multiples of $25,000.00 if in excess thereof); provided, however, that any CB Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

2.7.           Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding CB Floating Rate Advances, or, in a minimum aggregate amount of $25,000.00 or any integral multiple of $25,000.00 in excess thereof, any portion of the outstanding CB Floating Rate Advances upon two Business Days' prior notice to the Agent.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $100,000.00 or any integral multiple of $100,000.00 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Agent.

2.8.           Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. (Fort Worth time) at least one Business Day before the Borrowing Date (two Business Days in the case of a Eurodollar Advance), specifying:

(a)           the Borrowing Date, which shall be a Business Day, of such Advance,

(b)           the aggregate amount of such Advance,

(c)           the Type of Advance selected, and

(d)           in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 1:00 P.M. (Fort Worth time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Fort Worth to the Agent at its address specified pursuant to Article XIII.  The Agent will make the funds so received from the Lenders available to the Borrower at the Principal Office.

2.9.           Conversion and Continuation of Outstanding Advances.  CB Floating Rate Advances shall continue as CB Floating Rate Advances unless and until such CB Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a CB Floating Rate Advance unless (a) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (b) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of a CB Floating Rate Advance into a Eurodollar Advance.  The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a CB Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. (Fort Worth time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(a)           the requested date, which shall be a Business Day, of such conversion or continuation,

(b)           the aggregate amount and Type of the Advance which is to be converted or continued, and

(c)           the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10.           Changes in Interest Rate; Applicable Rate.  Each CB Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a CB Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the CB Floating Rate for such day plus/minus the Applicable Rate.  Changes in the rate of interest on that portion of any Advance maintained as a CB Floating Rate Advance will take effect simultaneously with each change in the Prime Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate (plus the Applicable Rate) determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.

2.11.           Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into, or continued as a Eurodollar Advance.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that (a) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the Maximum Rate, and (b) each CB Floating Rate Advance shall bear interest at the Maximum Rate; provided that, during the continuance of a Default under Section 7.5 or 7.6, the interest rates set forth in clauses (a) and (b) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

2.12.           Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, by 1:00 P.M. (Fort Worth time) on the date when due and shall be applied ratably by the Agent among the Lenders.  Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender.  The Agent is hereby authorized to charge the account of the Borrower maintained with Lender for each payment of principal, interest and fees as it becomes due hereunder.

2.13.           Noteless Agreement; Evidence of Indebtedness.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)           The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

(c)           The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)           Any Lender may request that its Loans be evidenced by a promissory note (a "Note").  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Agent.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.14.           Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons whom the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.15.           Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each CB Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 365 or 366 day year (as applicable).  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 P.M. (Fort Worth time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16.           Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Prime Rate.

2.17.           Lending Installations.  Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.  Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.18.           Non-Receipt of Funds by the Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made.  The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (b) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19.           Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)           Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.19,  from time to time on any Business Day during the period from the Closing Date until the day immediately prior to the Facility Termination Date, to issue Letters of Credit for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (Y) the Outstanding Amount of all L/C Obligations and all Loans would exceed the Aggregate Commitment, or (Z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower=s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed

(ii)           The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)           any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date; or

(C)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer.

(iii)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)           Notwithstanding any provision to the contrary contained in the Loan Documents, the L/C Issuer shall not issue Letters of Credit which, in the aggregate face amount, exceed the Letter of Credit Sublimit at any one time, or which would cause the Outstanding Amount of all Loans, plus the Outstanding Amount of L/C Obligations related to Letters of Credit, to exceed the Aggregate Commitment.

(b)	Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i)           Each Letter of Credit shall be issued or amended, as the case may be, upon the written request of the Borrower delivered to the L/C Issuer (with a copy to the Agent if different than the L/C Issuer) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of the Borrower.  Such L/C Application must be received by the L/C Issuer and the Agent not later than 1:00 p.m., Fort Worth, Texas time, at least two (2) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (W) the Letter of Credit to be amended; (X) the proposed date of amendment thereof (which shall be a Business Day); (Y) the nature of the proposed amendment; and (Z) such other matters as the L/C Issuer may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer (if not the Agent) will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the  Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender=s Pro Rata Share times the amount of such Letter of Credit.

(iii)           The L/C Issuer will not agree to issue a Letter of Credit that has automatic renewal provisions.  Notwithstanding anything to the contrary contained herein or in the other Loan Documents, the L/C Issuer shall have no obligation to permit the renewal of any Letter of Credit at any time.

(iv)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Agent (if different from the L/C Issuer) a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)           Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Agent (if different than the L/C Issuer) thereof.  Not later than 1:00 p.m. , Fort Worth, Texas time, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an AHonor Date@), the Borrower shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Borrower shall be deemed to have requested a CB Floating Rate Advance to be disbursed on the Honor Date in an amount equal to the drawing under the Letter of Credit (the AUnreimbursed Amount@), without regard to the minimum amounts specified elsewhere herein for the principal amount of CB Floating Rate Advances, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.2.  Any notice given by the L/C Issuer pursuant to this Section 2.19(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender (including the L/C Issuer) shall upon any notice pursuant to Section 2.19(c)(i) with regard to a CB Floating Rate Advance make funds available to the Agent for the account of the L/C Issuer at the Agent=s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., Fort Worth, Texas time, on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.19(c)(iii), each Lender that so makes funds available shall be deemed to have made a CB Floating Rate Loan to the Borrower in such amount.  The Agent shall remit the funds so received to the L/C Issuer.

(iii)           With respect to any Unreimbursed Amount that is not fully refinanced by a CB Floating Rate Loan because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable within ten (10) days after L/C Issuer's demand (together with interest) and shall bear interest at the Maximum Rate.  In such event, each Lender=s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.19(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under Section 2.19.

(iv)           Until each Lender funds its CB Floating Rate Loan or L/C Advance pursuant to this Section 2.19(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, accrued interest in respect of such Lender=s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender=s obligation to make CB Floating Rate Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.19(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)           If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.19(c) by the time specified in Section 2.19(c)(ii), the L/C Issuer shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)	Repayment of Participations.

(i)           At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender=s L/C Advance in respect of such payment in accordance with Section 2.19(c), if the Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest thereon, the Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Agent.

(ii)           If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 2.19(c)(i) is required to be returned, each Lender shall pay to the Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a CB Floating Rate Loan, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following, subject, however, to the obligations of the L/C Issuer under Section 2.19(f):

(i)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)           any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower=s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of the L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  No Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit;  provided, however, that this assumption is not intended to, and shall not, preclude the Borrower=s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.19(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Letter of Credit Fees.  The Borrower shall pay to the Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit equal to the Eurodollar Rate Applicable Rate (on the basis of 365 or 366 day year, as applicable) times the actual daily maximum amount available to be drawn under each such Letter of Credit.  Such fee for each Letter of Credit shall be due and payable quarterly in arrears on the fifteenth (15th) day following the last day of each of the Borrower=s fiscal quarters, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Facility Termination Date.  If there is any change in the Eurodollar Rate Applicable Rate during any fiscal quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Eurodollar Rate Applicable Rate separately for each period during such quarter that such Eurodollar Rate Applicable Rate was in effect.

(h)           Fees and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account individual customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to Letters of Credit as from time to time in effect.  The amount of such fees shall be negotiated and established from time to time between the Borrower and the L/C Issuer. Such fees and charges are due and payable on demand, are nonrefundable, and are not shared with the other Lenders.

(i)           Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)           Letters of Credit Not Paid On Or Before Facility Termination Date.  If any Letter of Credit is not paid or terminated on or prior to the Facility Termination Date, such L/C Obligation shall be cash collateralized or secured by a letter of credit issued by an institution acceptable to the Agent.

ARTICLE III

YIELD PROTECTION; TAXES

3.1.           Yield Protection.   If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)           subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Loans, or

(b)           imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(c)           imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurodollar Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Eurodollar Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans held or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurodollar Loans or Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurodollar Loans or Commitment, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2.           Changes in Capital Adequacy Regulations.  If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change in Law, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its Commitment to make Loans hereunder (after taking into account such Lender's policies as to capital adequacy).

3.3.           Intentionally Omitted.

3.4.           Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5.           Taxes.

(a)           Withholding Taxes; Gross-Up; Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by [the Borrower/the applicable Loan Party] shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for, Other Taxes.

(c)           Evidence of Payment.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Agent.

(d)           Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders.  Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of this Agreement relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to such Lender from any other source against any amount due to the Agent under this paragraph (e).

(f)	Status of Lenders.

(i)           Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.5(f)(ii)(A) and (ii)(B) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)           any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)           if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything herein to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)           Survival.  Each party's obligations under this Section 3.5 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.6           Inability to Determine Interest Rate.  If the Agent determines that (a) quotations of interest rates for the relevant deposits are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the interest rate on a Eurodollar Advance as provided in this Agreement, or (b) the relevant interest rates applicable to a Eurodollar Advance do not accurately cover the cost to the Bank of making, funding or maintaining Eurodollar Advances, then the Agent shall, at the Agent's option, give notice of such circumstances to the Borrower, whereupon (i) the obligation of the Lenders to make Eurodollar Advances shall be suspended until the Agent notifies the Borrower that the circumstances giving rise to the suspension no longer exist, and (ii) the Borrower shall repay in full the then outstanding principal amount of each Eurodollar Rate Advance, together with accrued interest, on the last day of the then current Interest Period applicable to the Eurodollar Advance, provided, however, that, subject to the terms and conditions of this Agreement and the other Loan Documents, the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any Eurodollar Advance repaid in accordance with this section with an Advance bearing interest at the CB Floating Rate minus the Applicable Rate for CB Floating Rate Advances in the same amount.  If the Agent determines on any day that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month Eurodollar Rate are not being provided for purposes of determining the interest rate on any CB Floating Rate Advance on any day, then each CB Floating Rate Advance shall bear interest at the Prime Rate minus the Applicable Rate for CB Floating Rate Advances until the Agent determines that quotations of interest rates for the relevant deposits referred to in the definition of Adjusted One Month Eurodollar Rate are being provided.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.           Initial Advance.  The Lenders shall not be required to make the initial Advance hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

(a)           Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(b)           Copies of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

(c)           An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(d)           The executed Loan Documents, including any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender and a written opinion of the Loan Parties' counsel, addressed to the Agent and the Lenders in substantially the form of Exhibit F.

(e)           If applicable and requested by the Agent, written money transfer instructions, in substantially the form of Exhibit D, addressed to the Agent and signed by an Authorized Officer.

(f)           Such other documents as any Lender or its counsel may have reasonably requested.

4.2.           Each Advance.  The Lenders shall not be required to make any Advance unless on the applicable Borrowing Date:

(a)           There exists no Default or Unmatured Default.

(b)           The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(c)           All legal matters incident to the making of such Advance shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.  Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit A as a condition to making an Advance.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.           Existence and Standing.  Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2.           Authorization and Validity.  The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

5.3.           No Conflict; Government Consent.  Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (b) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.           Financial Statements.  The June 30, 2012 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5.           Material Adverse Change.  Since June 30, 2012, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6.           Taxes.  The Borrower and its Subsidiaries have filed all United States federal tax returns and all other material tax returns which are required to be filed and have paid all material taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists.  The United States income tax returns of the Borrower and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended July 31, 1996. No tax liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7.           Litigation and Contingent Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans.   The Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8.           Subsidiaries.  Schedule 1 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9.           ERISA.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10.           Accuracy of Information.  No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.
5.11.           Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12.           Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13.           Compliance With Laws.  The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.14.           Ownership of Properties.  Except as set forth on Schedule 2, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Borrower's most recent consolidated financial statements provided to the Agent as owned by the Borrower and its Subsidiaries.

5.15.           Plan Assets; Prohibited Transactions.  The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. ' 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16.           Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws.  On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17.                      Subordinated Indebtedness.  The Obligations constitute senior indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

5.18.           Insurance.  The certificate signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries and that has been furnished by the Borrower to the Agent and the Lenders, is complete and accurate.  This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles.  This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.           Financial Reporting.  The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(a)           Within ninety (90) days after the close of each of its fiscal years, an unqualified audit report certified by Hein & Associates, LLP or an independent registered accounting firm acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related consolidated statements of income, changes in stockholder equity, comprehensive income and cash flows, accompanied by any report on internal controls prepared by said accountants, in each case setting forth in comparative form the figures for the preceding fiscal year.

(b)           Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statement of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(c)           Together with the financial statements required under Sections 6.1(a) and (b), a Compliance Certificate in substantially the form of Exhibit A signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(d)           As soon as possible and in any event within ten (10) days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(e)           Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(f)           Promptly upon the filing thereof, copies of all registration statements and annual, quarterly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(g)           Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

6.2.           Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes and acquisition financing.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

6.3.           Notice of Default.  The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4.           Conduct of Business.  The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5.           Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6.           Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7.           Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws.

6.8.           Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9.           Inspection.  The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate.

6.10.           Depository.  To the extent permitted by applicable law, the Borrower and its Subsidiaries shall maintain their primary domestic deposit account relationships with the Lenders when reasonably convenient.

6.11.           Indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except for (a) the Loans, (b) trade debt incurred in the ordinary course of business, (c) intercompany Indebtedness, (d) endorsements of negotiable instruments in the ordinary course of business, (e) Indebtedness described in Schedule 2, (f) Subordinated Indebtedness permitted by all of the Lenders, (g) Subordinated Indebtedness which in the aggregate does not exceed the Consolidated EBITDA for the trailing twelve (12) month period, (h) the LTS Loan, (i) contingent liabilities and indebtedness to third Persons of up to $5,000,000.00 in the aggregate during any twelve (12) month period; provided, however, the Borrower shall notify the Agent of any contingent liability which exceeds $3,000,000.00, (i) any obligation of the Borrower to a Person which is generated by a Swap Agreement, and (j) letters of credit (as such instruments are called in the Borrower=s credit services product) issued by the Borrower for the benefit of an independent lender.

6.12.           Merger.  The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Subsidiary.

6.13.           Sale of Assets.  The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except for (a) sales of inventory in the ordinary course of business, and (b) leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve (12) month period ending with the month in which any such lease, sale or other disposition is scheduled to occur would reduce Consolidated EBITDA for the trailing twelve (12) month period by more than ten percent (10%).

6.14.           Investments and Acquisitions.  The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to Subsidiaries), or commitments therefore, or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except for (a) Cash Equivalent Investments, (b) existing investments in Subsidiaries and other Investments in existence on the Closing Date, (c) the acquisition (in calendar year 2012) of all of the equity interests of LTS, or (d) Acquisition Investment(s) during the preceding twelve (12) month period as long as the aggregate purchase price of such Acquisition Investment(s) do not exceed ten percent (10%) of the Consolidated Tangible Net Worth as reflected on the Borrower's most recently submitted Compliance Certificate.  For purposes of this Section 6.14, the term "Acquisition Investment" shall include, but not be limited to, investment in a newly created company with limited or no operating history and/or with limited or no tangible assets.

6.15.           Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a)           Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(b)           Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due.

(c)           Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d)           Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(e)           Liens existing on the date hereof and described in Schedule 2.

(f)           Liens in favor of the Agent, for the benefit of the Lenders.

(g)           Liens which, on the Closing Date or within sixty (60) days after the Closing Date, (i) have been created by LTS on assets owned by LTS, (ii) secure the LTS Loan, and (iii) which are described in the two Subordination Agreements applicable to the LTS Loan, dated September ___, 2012, among Shane Nowak, David Jensen, the Borrower, and the Agent.

In addition, the Borrower shall not enter into an agreement with any Person whereby the Borrower agrees not to create or suffer to exist any Lien upon any of its property or assets now owned or hereafter acquired.

6.16.           Loans.  The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, make any loans or advances to any Person except (a) in the ordinary course of the Borrower=s and Subsidiaries= businesses, and (b) in an amount up to $10,000,000.00 in the aggregate outstanding at any one time.
6.17.           Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.18.           Judgments.  The Borrower will not and will not permit any Subsidiary to allow any Judgment for the payment of money in excess of $1,000,000.00 rendered against Borrower or any Subsidiary to remain undischarged or unsuperseded for a period of 30 days during which execution shall not be effectively stayed.

6.19.           Financial Covenants.  For purposes of the following financial covenants, if an Acquisition Investment has been completed during the preceding four fiscal quarters, the computations of Consolidated EBITDA, Consolidated Net Income, and Consolidated Rentals shall be calculated for the preceding four quarter period as if such Acquisition Investment had been acquired, in each case, on the first day of such four quarter period.  Any cost savings expected to be achieved by the Borrower as a result of the Acquisition Investment(s) may be factored into the calculations of Consolidated EBITDA, Consolidated Net Income, and Consolidated Rentals if authorized by the Lenders

(a)           Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters, to be less than 1.10 to 1.0.

(b)           Leverage Ratio.  The Borrower will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters, to be greater than 2.00 to 1.00.

(c)           Minimum Tangible Net Worth.  The Borrower will at all times maintain Consolidated Tangible Net Worth of not less than $110,000,000.00, increased, but not decreased, on a cumulative basis as of the last day of each fiscal year end commencing with the fiscal year that ends December 31, 2012, by an amount equal to 70% of Consolidated Net Income plus increases to additional paid in capital less the aggregate amount of Stock Repurchases accomplished and dividends paid, during the subject fiscal year.  For purposes of this Subsection 6.19(c), Consolidated Tangible Net Worth shall not include accumulated other comprehensive income.

6.20.           Subsidiaries as Guarantors.  All present and future Subsidiaries shall be Loan Guarantors of the Obligations pursuant to a Loan Guaranty which is in form and substance satisfactory to the Lenders.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

 7.1.           Misrepresentations.  Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2.           Nonpayment of Obligations.

(a)           Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan or of any commitment fee or other obligations (except L/C Obligations) under any of the Loan Documents within 10 days after the same becomes due.

(b)           Nonpayment of any L/C Obligation within ten (10) days after L/C Issuer's demand.

7.3.           Breach of Article VI Covenants.  The breach by the Borrower of any of the terms or provisions of Article VI; provided, however, the Borrower shall be provided by the Agent or any Lender written notice of, and a 30-day opportunity to cure, an Unmatured Default under Section 6.19 (including all Subsections).

7.4.           Breach of Other Covenants.  The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement.

7.5.           Voluntary Debtor Relief.  The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.5 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.6.

7.6.           Involuntary Debtor Relief.  Without the application, approval or consent of the Borrower, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.5(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

7.7.           Other Promissory Notes and Agreements.  The Borrower, or any of its Subsidiaries, shall be in default under any other Promissory Note, collateral document or other written agreement between the Agent  or any Lender, or any other Person (involving an amount in excess of $1,000,000.00 when applicable to Aany other Person@), and the Borrower and/or a Subsidiary, taking into account all applicable requirements of notice, grace and cure.

7.8.           Environmental Problems.  The Borrower or any of its Subsidiaries shall (a) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (b) violate any Environmental Law, which, in the case of an event described in clause (a) or clause (b), could reasonably be expected to have a Material Adverse Effect.

7.9.           Default Under Other Loan Documents.  The occurrence of any "default", as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.10.           Invalidity of Guaranty.  Any Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of any Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any additional or further liability under any Loan Guaranty to which it is a party, or shall give notice to such effect.

7.11           Change in Control.  A Change in Control occurs.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.           Acceleration.  If any Default described in Section 7.5 or 7.6 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action in the part of the Agent or any Lender.  If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.  In addition, if any Default occurs, the L/C Issuer may declare the obligation to make L/C Credit Extensions to be suspended and/or terminated and, further, require the Borrower to secure the L/C Obligations with cash collateral, in an amount equal to the Outstanding Amount of the L/C Obligations.

8.2.           Amendments.  Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(a)           Extend the final maturity of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(b)           Extend any Letter of Credit Expiration Date or reduce the Letter of Credit Fee.

(c)           Increase the Letter of Credit Sublimit.

(d)           Reduce the percentage specified in the definition of Required Lenders.

(e)           Extend the Facility Termination Date, or reduce the amount or extend the Payment Date for, the mandatory payments required under Section 2.2, or increase the amount of the Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

(f)           Amend this Section 8.2.

(g)           Release any Loan Guarantor unless the Loan Guarantor is sold or liquidated.

(h)           Amend any of the following Sections of this Agreement:  6.1, 6.10, 6.11, 6.16, or 6.19.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent.  The Agent may waive payment of the fee required under Section 12.3(b) without obtaining the consent of any other party to this Agreement.

8.3.           Preservation of Rights.  No delay or omission of the Lenders or the Agent or the L/C Issuer to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations (including the L/C Obligations) have been paid or otherwise satisfied in full.

ARTICLE IX

GENERAL PROVISIONS

9.1.           Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Loans herein contemplated.

9.2.           Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.           Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.           Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

9.5.           Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.6.           Expenses; Indemnification.

(a)           The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of the Loan Documents.  The Borrower acknowledges that from time to time Agent may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the "Reports") pertaining to the Borrower's assets for internal use by the Agent from information furnished to it by or on behalf of the Borrower, after the Agent has exercised its rights of inspection pursuant to this Agreement.

(b)           The Borrower hereby further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.   The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7.           Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8.           Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries.

9.9.           Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.           Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender.  Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.  The Borrower agrees that neither the Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11.           Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which such Lender is a party, (f) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (g) permitted by Section 12.4.

9.12.           Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Loans provided for herein.

9.13           Prior Agreement, Security Interests, and Liens.  The Prior Agreement (and all modifications, renewals and extensions thereof) is hereby renewed, restated and replaced by this Agreement.

9.14           USA PATRIOT ACT NOTIFICATION.

(a)           Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective Affiliates over which any of the foregoing exercises management control (each, a "Controlled Affiliate") is a Prohibited Person, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, such Controlled Affiliates are in compliance with all applicable orders, rules and regulations of OFAC.

(b)           Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective Affiliates:  (i) is targeted by United States or multilateral economic or trade sanctions currently in force; (ii) is owned or controlled by, or acts on behalf of, any Person that is targeted by United States or multilateral economic or trade sanctions currently in force; (iii) is a Prohibited Person; or (iv) is named, identified or described on any list of Persons with whom United States Persons may not conduct business, including any such blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other such lists published or maintained by the United States, including OFAC, the United States Department of Commerce or the United States Department of State.

9.15.  Embargoed Person.  (a) None of Borrower's assets constitute property of, or are beneficially owned, directly or indirectly, by any Person targeted by economic or trade sanctions under US law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. '' 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. (the "Trading With the Enemy Act"), any of the foreign assets control regulations of the Treasury (31 C.F.R., Subtitle B, Chapter V, as amended) (the "Foreign Assets Control Regulations") or any enabling legislation or regulations promulgated thereunder or executive order relating thereto (which includes, without limitation, (i) Executive Order No. 13224, effective as of September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the "Executive Order") and (ii) the USA PATRIOT Act, if the result of such ownership would be that any Loan made by any Lender would be in violation of law ("Embargoed Person"); (b) no Embargoed Person has any interest of any nature whatsoever in the Borrower if the result of such interest would be that any Loan would be in violation of law; (c) the Borrower has not engaged in business with Embargoed Persons if the result of such business would be that any Loan made by any Lender would be in violation of law; and (d) neither the Borrower nor any Controlled Affiliate (i) is or will become a "blocked person" as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such "blocked person".  For purposes of determining whether or not a representation is true or a covenant is being complied with under this Section 9.15, the Borrower shall not be required to make any investigation into (i) the ownership of publicly traded stock or other publicly traded securities or (ii) the beneficial ownership of any collective investment fund.

ARTICLE X

THE AGENT

10.1.           Appointment; Nature of Relationship.  Chase is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term "Agent," it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders' contractual representative, the Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a "representative" of the Lenders within the meaning of Section 1.201 of the Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.  In addition to the preceding, the L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with the Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term AAgent@ as used in this Article X included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

10.2.           Powers.  The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3.           General Immunity.  Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.           No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any Loan Guarantor of any of the Obligations or of any of the Borrower's or any such Loan Guarantor's respective Subsidiaries.  The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as the Agent or in its individual capacity).

10.5.           Action on Instructions of Lenders.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders.  The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.           Employment of Agents and Counsel.  The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent's duties hereunder and under any other Loan Document.

10.7.           Reliance on Documents; Counsel.  The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8.           Agent's Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.           Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default".  In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10.                      Rights as a Lender.  In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity.  The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11.                      Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12.                      Successor Agent.  The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign.  The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Agent's giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, a successor Agent.  Notwithstanding the previous sentence, the Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder.  If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment.  Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent.  Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.  If the Agent is also the L/C Issuer at the time of removal, the Borrower and/or other Lenders shall (a) provide to the L/C Issuer appropriate assurances and indemnities as such Person may reasonably require with report to any continuing obligation to perform under any existing Letter of Credit or to purchase participation interest in any L/C Obligations then outstanding, or (b) release the L/C Issuer from its obligations under the Loan Documents.

10.13.                      Agent's Fee.  The Borrower agrees to pay to the Agent, for its own account, the fees agreed to by the Borrower and the Agent from time to time.

10.14.                      Delegation to Affiliates.  The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15.                      Collateral Releases.  The Lenders hereby empower and authorize the Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.           Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

11.2.           Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.           Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with Section 12.3.  Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder.  The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent.  Any assignee or transferee of the rights to any Loan or any Note agrees by acceptance of such transfer or assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder, transferee or assignee of the rights to such Loan.

12.2.           Participations.

(a)           Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Loans and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

(b)           Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan or Commitment, extends the Facility Termination Date, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Commitment, releases any guarantor of any such Loan or releases all or substantially all of the collateral, if any, securing any such Loan.

(c)           Benefit of Setoff.  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3.           Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)           the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within [5] Business Days after having received notice thereof,  and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(ii)	Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Loans of any class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default or Unmatured Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement[, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one class of Commitments or Loans];

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with Agent's standard processing and recordation fee, if any; and

(D)  the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 12.3(b), the term "Approved Fund" and "Ineligible Institution" have the following meanings:

"Approved Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Ineligible Institution" means a (a) natural person or (b) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (i) has not been established for the primary purpose of acquiring any Loans or Commitments, (ii) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business[; provided that upon the occurrence of a Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding funded and/or unfunded Commitment, as the case may be.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2, 3.4, 3.5 and 9.6).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)           The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Advances owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrower, the Agent, the L/C Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the L/C Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.4.           Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

ARTICLE XIII

NOTICES

13.1.           Notices.  Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

13.2.           Change of Address.  The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION;
WAIVER OF JURY TRIAL; MAXIMUM RATE

15.1.           CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2.           CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR TEXAS STATE COURT SITTING IN FORT WORTH, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN FORT WORTH, TARRANT COUNTY, TEXAS.

15.3.           WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.4           MAXIMUM RATE.  THIS AGREEMENT AND ALL OF THE OTHER LOAN DOCUMENTS ARE INTENDED TO BE PERFORMED IN ACCORDANCE WITH, AND ONLY TO THE EXTENT PERMITTED BY, ALL APPLICABLE USURY LAWS.  IF ANY PROVISION HEREOF OR OF ANY OF THE OTHER LOAN DOCUMENTS OR THE APPLICATION THEREOF TO ANY PERSON OR CIRCUMSTANCE SHALL, FOR ANY REASON AND TO ANY EXTENT, BE INVALID OR UNENFORCEABLE, NEITHER THE APPLICATION OF SUCH PROVISION TO ANY OTHER PERSON OR CIRCUMSTANCE NOR THE REMAINDER OF THE INSTRUMENT IN WHICH SUCH PROVISION IS CONTAINED SHALL BE AFFECTED THEREBY AND SHALL BE ENFORCED TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAWS.  IT IS EXPRESSLY STIPULATED AND AGREED TO BE THE INTENT OF THE BORROWER AND THE AGENT AND THE LENDERS TO AT ALL TIMES COMPLY WITH THE USURY AND OTHER APPLICABLE LAWS NOW OR HEREAFTER GOVERNING THE INTEREST PAYABLE ON THE OBLIGATIONS.  IF THE APPLICABLE LAW IS EVER REVISED, REPEALED OR JUDICIALLY INTERPRETED SO AS TO RENDER USURIOUS ANY AMOUNT CALLED FOR UNDER THIS AGREEMENT OR UNDER ANY OF THE OTHER LOAN DOCUMENTS, OR CONTRACTED FOR, CHARGED, TAKEN, RESERVED OR RECEIVED WITH RESPECT TO THE OBLIGATIONS, OR IF THE AGENT=S OR THE LENDERS= EXERCISE OF THE OPTION TO ACCELERATE THE MATURITY OF ANY NOTE, OR IF ANY PREPAYMENT OF ANY NOTE RESULTS IN THE PAYMENT OF ANY INTEREST IN EXCESS OF THAT PERMITTED BY LAW, THEN IT IS THE  EXPRESS INTENT OF THE BORROWER AND THE APPLICABLE LENDER THAT ALL EXCESS AMOUNTS THERETOFORE COLLECTED BY THE LENDER BE CREDITED ON THE PRINCIPAL BALANCE OF THE NOTE (OR, IF THE NOTES AND ALL OF THE OBLIGATIONS HAVE BEEN PAID IN FULL, REFUNDED), AND THE PROVISIONS OF THE NOTES AND THE OTHER LOAN DOCUMENTS IMMEDIATELY BE DEEMED REFORMED AND THE AMOUNTS THEREAFTER COLLECTABLE HEREUNDER AND THEREUNDER REDUCED, WITHOUT THE NECESSITY OF THE EXECUTION OF ANY NEW DOCUMENT, SO AS TO COMPLY WITH THE THEN APPLICABLE LAWS, BUT SO AS TO PERMIT THE RECOVERY OF THE FULLEST AMOUNT OTHERWISE CALLED FOR HEREUNDER OR THEREUNDER.  ALL SUMS PAID, OR AGREED TO BE PAID, FOR THE USE, FORBEARANCE, DETENTION, TAKING, CHARGING, RECEIVING OR RESERVING ON THE OBLIGATIONS SHALL, TO THE EXTENT PERMITTED BY APPLICABLE LAWS, BE AMORTIZED, PRORATED, ALLOCATED AND SPREAD THROUGHOUT THE FULL TERM OF SUCH OBLIGATIONS UNTIL PAYMENT IN FULL SO THAT THE RATE OR AMOUNT OF INTEREST ON ACCOUNT OF SUCH OBLIGATIONS DOES NOT EXCEED THE USURY CEILING FROM TIME TO TIME IN EFFECT AND APPLICABLE THERETO FOR SO LONG AS DEBT IS OUTSTANDING UNDER THE NOTES.  TO THE EXTENT THAT THE AGENT AND THE LENDERS ARE RELYING ON CHAPTER 303 OF THE TEXAS FINANCE CODE TO DETERMINE THE MAXIMUM RATE ("MAXIMUM RATE") PAYABLE ON THE NOTES, THE AGENT AND THE LENDERS WILL UTILIZE THE WEEKLY CEILING FROM TIME TO TIME IN EFFECT AS PROVIDED IN SUCH CHAPTER 303.  TO THE EXTENT FEDERAL LAW PERMITS THE AGENT AND THE LENDERS TO CONTRACT FOR, CHARGE OR RECEIVE A GREATER AMOUNT OF INTEREST, BANK WILL RELY ON FEDERAL LAW INSTEAD OF SUCH ARTICLE, AS AMENDED, FOR THE PURPOSE OF DETERMINING THE MAXIMUM RATE.  ADDITIONALLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW NOW IN EFFECT, BANK MAY, AT ITS OPTION AND FROM TIME TO TIME, IMPLEMENT ANY OTHER METHOD OF COMPUTING THE MAXIMUM RATE UNDER SUCH ARTICLE, AS AMENDED, OR UNDER OTHER APPLICABLE LAW BY GIVING NOTICE, IF REQUIRED, TO THE BORROWER AS PROVIDED BY APPLICABLE LAW NOW OR HEREAFTER IN EFFECT.  IN NO EVENT SHALL THE PROVISIONS OF CHAPTER 346 OF THE TEXAS FINANCE CODE (WHICH REGULATES CERTAIN REVOLVING LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) APPLY TO THE OBLIGATIONS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN ANY OF THE OTHER LOAN DOCUMENTS, IT IS NOT THE INTENTION OF THE AGENT OR ANY LENDER TO ACCELERATE THE MATURITY OF ANY INTEREST THAT HAS NOT ACCRUED AT THE TIME OF SUCH ACCELERATION OR TO COLLECT UNEARNED INTEREST AT THE TIME OF SUCH ACCELERATION.

ARTICLE XVI

LOAN GUARANTY

16.1           Guaranty.  Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Lenders, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys' and paralegals' fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Agent, the L/C Issuer and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the "Guaranteed Obligations"). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
16.2.           Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Agent, the L/C Issuer or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an "Obligated Party"), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

16.3.           No Discharge or Diminishment of Loan Guaranty.

(a)           Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Agent, the L/C Issuer, any Lender, or any other person, whether in connection herewith or in any unrelated transactions.

(b)           The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)           Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent, the L/C Issuer or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agent, the L/C Issuer or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

16.4.           Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower or any Loan Guarantor, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person.  Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

16.5.           Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agent, the L/C Issuer and the Lenders.

16.6.           Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor's obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Agent, the L/C Issuer and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Agent.

16.7.           Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Agent, the L/C Issuer nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

16.8.           Termination.  Each of the Lenders and the L/C Issuer may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor.  Notwithstanding receipt of any such notice and subject to Section 7.10 of this Agreement, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations.

16.9.           Taxes.  Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law.  If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Agent, Lender or L/C Issuer (as the case may be) receives the amount it would have received had no such withholding been made.

16.10.                      Maximum Liability.   The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor's liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Agent, the L/C Issuer or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor's "Maximum Liability").  This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Agent, the L/C Issuer and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law.  Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Agent, the L/C Issuer or the Lenders hereunder, provided that nothing in this sentence shall be construed to increase any Loan Guarantor's obligations hereunder beyond its Maximum Liability.

16.11.                      Contribution.  In the event any Loan Guarantor (a "Paying Guarantor") shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a "Non-Paying Guarantor") shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor's "Applicable Percentage" of such payment or payments made, or losses suffered, by such Paying Guarantor.  For purposes of this Article XVI, each Non-Paying Guarantor's "Applicable Percentage" with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor's Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor's Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this provision shall affect any Loan Guarantor's several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor's Maximum Liability).  Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Guaranteed Obligations.  This provision is for the benefit of all of the Agent, the L/C Issuer, the Lenders and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

16.12.                      Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article XVI is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent, the L/C Issuer and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

16.13.                      Entire Agreement.  This Loan Guaranty supersedes all prior written and oral agreements and understandings, if any, regarding the subject matter of this Loan Guaranty; provided, however, this Loan Guaranty is in addition to and does not replace, cancel, modify or affect any other guaranty of Loan Guarantor now or hereafter held by Bank that relates to Borrower and different indebtedness.

ARTICLE XVII

STATUTE OF FRAUDS NOTICE

17.1           STATUTE OF FRAUDS NOTICE.   THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS.

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

LENDERS:	JPMORGAN CHASE BANK, N.A.

By: _______________________
Name: _____________________
Title: ______________________

WELLS FARGO BANK, N.A.

By: _______________________
Name: _____________________

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By: _______________________
Name: _____________________
Title: ______________________

BOKF, N.A., d/b/a BANK OF TEXAS

By: _______________________
Name: _____________________
Title: ______________________

AMEGY BANK NATIONAL ASSOCIATION

By: _______________________
Name: _____________________
Title: ______________________

BORROWER:	FIRST CASH FINANCIAL SERVICES, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

LOAN GUARANTORS:	ALL ACCESS SPECIAL EVENTS, LLC

By: _______________________
Name:     Rick L. Wessel
Title:	Member

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

AMERICAN LOAN EMPLOYEE SERVICES S.A. de C.V.

By: _______________________
Name: Rick L. Wessel
Title:   President
690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

CARD PLUS, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

CASH & GO, S.A. de C.V.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

COLLEGE PARK JEWELERS, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FAMOUS PAWN, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FCFS CO, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FCFS IN, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FCFS KY, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FCFS MO, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FCFS OK, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FCFS SC, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FIRST CASH CORP.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FIRST CASH CREDIT, LTD.

By:	FIRST CASH CREDIT MANAGEMENT, L.L.C., its General Partner

By: _______________________
Name:    R. Douglas Orr
Title:      Manager

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  R. Douglas Orr
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FIRST CASH CREDIT MANAGEMENT, L.L.C.

By: _______________________
Name:    R. Douglas Orr
Title:      Manager

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: R. Douglas Orr
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FIRST CASH, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FIRST CASH, LTD.

By:           FIRST CASH MANAGEMENT, L.L.C.,
its General Partner

By: _______________________
Name: Rick L. Wessel
Title:   Manager

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FIRST CASH MANAGEMENT, L.L.C.

By: _______________________
Name:       Rick L. Wessel
Title:         Manager

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

FIRST CASH, S.A. de C.V.

By: _______________________
Name:     Rick L. Wessel
Title:       President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention: Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

KING PAWN, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

KING PAWN II, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

LWC, LLC

By: _______________________
Name:     Rick L. Wessel
Title:	Manager

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

MARYLAND PRECIOUS METALS, INC.

By: _______________________
Name:     Rick L. Wessel
Title:	President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

MISTER MONEY - RM, INC.

By: _______________________
Name: Rick L. Wessel
Title:   President

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

SHAC, LLC

By: _______________________
Name:     Rick L. Wessel
Title:	Manager

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019

T.J. UNLIMITED, LLC

By: _______________________
Name:     Rick L. Wessel
Title:	Member

690 East Lamar Boulevard, Suite 400
Arlington, TX 76011
Attention:  Rick L. Wessel
Phone:      (817) 460-3947
Fax:           (817) 461-7019